EXHIBIT 16.1 TO FORM 8-K
January 21, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01(a) of Form 8-K to be filed on or about January 21, 2009, of GHL Acquisition Corp. and are in agreement with the statements concerning our firm in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very truly yours,
/s/ Eisner LLP